CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

ONSOURCE CORPORATION
a Delaware Corporation

Pursuant to Section 151 of the
Delaware General Corporation Law

          OnSource Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolutions providing for the issuance of a series of 1,000,000 shares of its Preferred Stock, to be designated the Series A Preferred Stock, were adopted by the Board of Directors of the Company pursuant to the authority granted to the Board of Directors by the Company's Certificate of Incorporation, as required by Section 151 of the Delaware General Corporation Law.

          RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Company's Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Company's Preferred Stock, and hereby states the designation and number of shares and fixes the relative rights, preferences, privileges, and restrictions thereof as follows in this Certificate of Designations, Preferences and Rights (this "Certificate"):

1.      DESIGNATION AND AMOUNT.

          The designation of this series of Preferred Stock, which consists of One Million (1,000,000) shares, is the Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the face amount shall be Four Dollars ($4.00) per share (the "Stated Value").

2.      DIVIDENDS.

          a.          Payment of Dividends. The holder of shares of Series A Preferred Stock (each a "Holder" and collectively, the "Holders") shall be entitled to receive cumulative dividends ("Dividends") on the Series A Preferred Stock when and as declared by the Board of Directors, but, with respect to cash dividends, only out of funds that are legally available therefor. The Holders shall be entitled to receive all accrued but unpaid Dividends before any dividends are paid on the Company's Common Stock. Dividends on the Series A Preferred Stock shall accrue on the Stated Value of each share thereof at an annual non-compounded rate of six percent (6.0%) from the date such stock is issued by the Company. Dividends shall be payable in (i) in cash; or (ii) except for the First Dividend Payment, as defined herein, at the option of the Company, in shares of the Company's Common Stock ("Dividend Payment Shares") (any payment of Dividends, in whole or in part, in Common Stock, a "Stock Dividend Payment"); or (iii) in any combination of cash and Common Stock (at the option of the Company ). Dividends shall be payable annually, in arrears except for the First Dividend, on the day of the month in which the Series A Preferred Stock is initially issued (each such date a "Dividend Payment Date") or, if such date falls on a Saturday, Sunday or legal holiday, then the Dividend Payment Date shall be the next payment day. Notwithstanding the foregoing, there shall be an initial dividend on the shares of Series A Preferred Stock (the "First Dividend") declared as of the date of issuance. The First Dividend shall be paid in cash (the "First Dividend Payment") at such time as the Company completes a financing of equity securities realizing gross proceeds of at least $5 million. The First Dividend Payment shall be in an amount equal to the sum of (i) all dividends accrued and unpaid to the date of payment, plus (ii) a dividend prepayment in an amount equal to all dividends that shall accrue during the twelve month period following the date of payment..

          b.          Delivery of Dividend Payment Shares. If the Company elects to make a Stock Dividend Payment, then the Company shall deliver to the Holders, on or before the tenth business day following the applicable Dividend Payment Date, one or more certificates representing the aggregate number of whole Dividend Payment Shares that is determined by dividing the amount of the Dividend as to which there will be a Stock Dividend Payment by a price per share equal to the fair market value of the Company's Common Stock as determined in good faith by the Company's board of directors, or if the Company's Common Stock is publicly traded on an established market, then the price per share shall be equal to the Market Price of the Common Stock on the Dividend Payment Date.. For the purposes hereof, the Market Price of the Common Stock shall be equal to the average closing bid price of the Common Stock on the principal trading market therefore ("Principal Market") for the five consecutive trading days immediately preceding the Dividend Payment Date. The number of shares of Common Stock issued to a Holder in connection with a Stock Dividend Payment shall be rounded up to the next whole number of shares. Dividend Payment Shares shall be fully paid and non-assessable, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company, entitled to all of the rights, preferences, and privileges applicable to such class of stock.

3.      PRIORITY ON LIQUIDATION

          a.          Payment upon Dissolution, Etc. Upon the occurrence and continuance of (i) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Company or by its creditors and not dismissed within 90 days following such commencement, as such, or relating to its assets or (ii) the dissolution or other winding up of the Company whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (iii) any assignment for the benefit of creditors or any marshalling of the any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock, other than stock that ranks (i) senior to the Series A Preferred Stock; or (ii) pari passu with the Series A Preferred Stock until, (1) the holders of any shares of stock which have liquidation preferences senior to the Series A Preferred Stock shall have received the entire amount of such liquidation preferences, and (2) each Holder shall have received the Liquidation Preference (as defined below) with respect to each share of Series A Preferred Stock then held by such Holder. In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders of the Series A Preferred Stock and to the holders of any pari passu securities are insufficient to pay the liquidation preference with respect to all of the outstanding shares of Series A Preferred Stock and of such pari passu securities, such assets will be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

          b.          Liquidation Preference. The "Liquidation Preference" with respect to a share of Series A Preferred Stock shall mean an amount equal to the Stated Value of such share plus any accrued and unpaid Dividends thereon.

          c.          Ranking. In the event of the liquidation, dissolution, or other winding up of the Company, the Holders of the Series A Preferred Stock will be treated as (i) senior to the holders of the Common Stock and any other class or series of stock which is not made pari passu with or senior to the Series A Preferred Stock; and (ii) junior to any other class or series of stock which is made senior to the Series A Preferred Stock.

4.      CONVERSION

          a.          Right to Convert. Subject to Section 4(g) below, each Holder shall have the right to convert at any time and from time to time all or any whole number of shares of Series A Preferred Stock held by the Holder into such number of fully paid and non-assessable shares of Common Stock, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company (the "Conversion Shares"), as is computed in accordance with the terms hereof (a "Conversion").

          b.          Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free from any preemptive rights, solely for the purpose of effecting Conversions hereunder, such number of its shares of Common Stock as shall from time to time be sufficient to effect the Conversion of all of the outstanding Series A Preferred Stock.

          c.          Conversion Notice. In order to convert shares of Series A Preferred Stock, or any portion thereof, the Holder shall send by facsimile transmission (with a hard copy to follow by First Class Mail), at any time prior to 11:59 p.m., local Denver, Colorado, U.S. time, on the date on which the Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion to the Company and to its designated transfer agent for the Common Stock (the "Transfer Agent") stating the number of shares of Series A Preferred Stock to be converted, (a "Conversion Notice") and (ii) a copy of the certificate or certificates representing the Series A Preferred Stock being converted. The Holder shall thereafter send the original of such certificate or certificates by a reputable, national overnight delivery service to the Company.

          d.          Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be determined by dividing the aggregate Stated Value of the Holder's Series A Preferred Stock to be converted plus all accrued but unpaid Dividends on said shares by the Conversion Price (as defined herein) in effect on the Conversion Date. The "Conversion Price" shall be Four Dollars ($4.00).

          e.          Delivery of Common Stock Upon Conversion. Following receipt of a Conversion Notice, the Company shall, no later than the close of business on the later to occur of (i) the tenth (10th) business day following the Conversion Date set forth in such Conversion Notice or (ii) the second business day following the day on which the original certificate or certificates representing the shares of Series A Preferred Stock being converted are received by the Company (or in the event of lost certificates, then such indemnification and security as may be reasonably required by the Company in its sole discretion), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined as provided herein. Conversion Shares delivered to the Holder shall contain such restrictive legends as deemed necessary or appropriate by counsel to the Company. If the number of shares of Series A Preferred Stock to be converted is less than the number of shares of stock on the certificate or certificates delivered to the Company, then the Company shall, along with the certificate for the Conversion Shares, issue and deliver a certificate for the number of shares of Series A Preferred Stock which are no converted.

          f.          Fractional Shares. If any Conversion under this Section 4 or any adjustment under Section 5 would create a fractional share of Common Stock, the Company at its option and in its sole and absolute discretion may either issue such fractional share or pay the Holder the value of such fractional share based on the Conversion Price.

          g.          Mandatory Conversion. If the Company effects (i) an initial public offering of its Common Stock, consisting of the first such offering to the public generally, whether inside or outside of the United States, and registered or qualified as a public offering, as may be required in any applicable jurisdiction (an "IPO") or (ii) a transaction described in Section 5.b in which the Company either (1) is not the surviving entity or (2) becomes the subsidiary of another entity (a "Major Transaction"), excluding a business combination with OnSource Corporation, a Delaware corporation or (iii) if not otherwise previously converted, upon the third anniversary of the date of issuance, then upon the initial closing of the IPO or Major Transaction, or upon the third anniversary of the date of issuance, all of the outstanding shares of Series A Preferred Stock, shall, automatically be converted into Common Stock. In the event of such a mandatory conversion, the Conversion Date shall be the date the IPO or Major Transaction is closed or the third anniversary of the date of issuance, and the number of Conversion Shares, and the delivery thereof, shall take place as provided in subsections d through f above.

          h.          Lock Up. All Conversion Shares, whether issued through a voluntary Conversion requested by the Holder or a Mandatory Conversion as described in g above, shall be restricted from public sale or trading until May 10, 2007.

5.      ADJUSTMENTS TO CONVERSION PRICE

          a.          Adjustment to Conversion Price Due to Stock Split, Stock Dividend, etc. If (i) the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or (ii) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the Transfer Agent of such change on or before the effective date thereof.

          b.          Adjustment Due to Merger, Consolidation, etc. If there shall be a merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity, or there is a sale of all or substantially all of the Company's assets outside of the ordinary course of business, or a partial liquidating distribution of the Company's assets to the holders of the Common Stock, then each Holder shall thereafter have the right to receive upon Conversion of the shares of Series A Preferred Stock, upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon Conversion, such stock, securities, and/or other assets, if any, which such Holder would have been entitled to receive in such transaction had such shares been converted to Common Stock immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon a Conversion. The Company shall not consummate any transaction described in this Section 5.c unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate.

6.      MISCELLANEOUS

          a.          Transfer of Series A Preferred Stock. A Holder may sell, transfer or otherwise dispose of all or any portion of the shares of Series A Preferred Stock to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or such Holder delivers an opinion of counsel satisfactory to the Company, to the effect that such sale, transfer, or disposition is exempt from registration thereunder; provided that no such opinion shall be required in the event of a sale by such Holder to an affiliate thereof or if the Company shall waive said opinion requirement in its sole discretion.

          b.          Lost or Stolen Certificate. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company in its sole discretion, and upon surrender and cancellation or such certificate if mutilated, the Company shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

          c.          Voting Rights. The Holder of the Series A Preferred Stock shall have no voting right except such rights as may be required under applicable law.

          d.          Notices. Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Certificate shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow) on or before 5:00 p.m., Denver, Colorado, U.S. time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier, (iii) if to the Company, on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), or, (iv) if to the Holder, when deposited in the U.S. mail (first class, certified or registered) addressed as follows:
If to the Company:
OnSource Corporation 5455 Spine Road, Suite C Boulder, Colorado 80301 Attn: Secretary Fax: (303) 527-2903

or such other address and facsimile number as the Company shall designate from time-to-time as its central office and main facsimile number; and
if to any Holder,
to such address as shall be designated by such Holder in writing to the Company.

           IN WITNESS WHEREOF, the Company has executed this Certificate this 5th day of May 2005.
OSMOTICS PHARMA, INC.
By: /s/ Frank L. Jennings Frank L. Jennings, CEO